Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Endeavour International Corporation:
We consent to the incorporation by reference in this Registration Statement of Endeavour International Corporation on Form S-3 and the related Prospectus of our report dated March 13, 2009, except for the effects of discontinued operations as discussed in Note 23 which is dated January 8, 2010, with respect to the consolidated balance sheets of Endeavour International Corporation and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008, which report appears in the Current Report on Form 8-K of Endeavour International Corporation dated January 11, 2010, and our report with respect to the effectiveness of internal control over financial reporting of Endeavour International Corporation as of December 31, 2008, included in its annual report on Form 10-K for the year ended December 31, 2008 and to the reference to our firm under the heading “Experts” in the prospectus.
Our report with respect to the December 31, 2008 consolidated financial statements refers to changes in the Company’s method of accounting and disclosures for fair value measurements and fair value reporting of financial assets and liabilities, and changes in accounting for uncertain tax positions.
/s/ KPMG LLP
Houston, Texas
January 15, 2010